Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2018 Third Quarter Conference Call Script

Call date: Tuesday, November 13, 2018

Call time: 10:00 a.m. Mountain Time

Good morning and welcome to the Where Food Comes From 2018 third quarter earnings call.

Joining me on the call today are John Saunders, CEO; Leann Saunders, President, and Dannette Henning, CFO.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we will also be discussing EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles. We use and believe investors benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning and thanks for joining the call today.

We had a lot going on in the third quarter. Today I’m going to briefly recap our record financial performance and then spend some time on our recent M&A initiatives because of the pivotal role we think these transactions are going to play in our future.

Third quarter revenue increased 8% YOY to $5.1 million from $4.7 million.

Revenue components included:

•	Verification and certification services, up 6% to $3.9 million from $3.7 million. We had good contribution from a variety of verification standards, and notably continued to grow our source and age activity related to the China market re-opening.

•	Product revenue, up 14% to $783,000 from $687,000 – tracking China verification revenue growth. The product revenue growth rate would have been much higher – in the 24% range – had the last day of the quarter not fallen on a Sunday, causing $72,000 of Q3 tag sales to push into Q4.

•	And finally, software license, maintenance, support and consulting services were up 16% in Q3 to $435,000 from $375,000 as SureHarvest continued to see good demand from its sustainability software customers for system upgrades and enhancements as well as education and training services.

•	Gross profit in the third quarter increased 10% YOY to $2.2 million from $2.0 million. Total gross margin was up 50 basis points to 43.6% and our verification and certification margins were up 340 basis points to 46.3% from 42.9%. This reflected the cost efficiencies gained through bundling multiple audits in a single visit – primarily with China-related source and age customers.

•	Net income attributable to Where Food Comes From increased 30% to $377,000, or 2 cents per share, from net income of $290,000, or 1 cent per share, in Q3 last year.

•	Adjusted EBITDA increased 17% YOY to $867,000 from $744,000.

•	Some of you may recall that we had a very big third quarter last year, so we’re very proud of the fact that we delivered in good YOY growth in all of our key financial metrics this year.

Turning to the nine-month year-to-date period, total revenue increased 17% YOY to $13.2 million from $11.3 million – and that included double-digit growth in all major revenue components, including:

•	Verification and certification services, up 12% to $10.2 million from $9.2 million.

•	Product revenue, up 33% to $1.6 million from $1.2 million.

•	Software license, maintenance, support and consulting services, up 44% to $1.3 million from $932,000.

•	Gross profit grew 17% YOY to $6.0 million from $5.1 million, and gross margin increased 40 basis points to 45.4%. Verification and certification gross margins increased 90 basis points to 47.1%, reflecting our bundling advantage.

•	Net income attributable to Where Food Comes From increased 26% to $590,000, or 2 cents per share, from $468,000, or 2 cents per share, year over year.

•	Adjusted EBITDA was up 21% YOY to $1.8 million from $1.5 million.

•	We generated $1.62 million in net cash from operations year-to-date, up from $1.56 million a year ago.

•	On the balance sheet, our cash, cash equivalents and short-term investments were down YOY – to $2.7 million from $3.4 million – due to our M&A activity. Working capital remained solid at $2.8 million.

Last quarter I touched on the increased role technology is playing in our business and detailed how our SOW Organic acquisition in Q2 strengthened our IP portfolio with another SaaS-based solution for the organic space – the solution being a new-customer onboarding application that that complements SureHarvest’s industry leading sustainability solution. The integration of SOW Organic is being managed under the SureHarvest umbrella and is coming together nicely, and we’re making significant enhancments to the SOW tool to make it more beneficial to organic producers and other large certifiers. We have high hopes it will pay big dividends down the line. Along those lines, we’ve have ongoing dialogue with SOW’s largest clients – CCOF and Oregon Tilth – about increasing their use of SOW’s certification platform. Our A Bee Organic unit was already using SOW and we’re working to bring our ICS unit onto the system. SOW is a better engagement model for organic producers to get their certification and to organize the documents and records required to remain certified. We also see opportunities down the road for cross bundling of services with CCOF and Oregon Tilth organic-only customers.

In the third quarter, we completed another small transaction that we think can have a big impact over the long term. JVF Consulting was a closely-held technology consultancy that designed and maintains SureHarvest’s SaaS platform. With the acquisition of JVF in August, all of the valuable IP behind that platform accrues to us and our longer-term costs of supporting and enhancing the SureHarvest solution should be significantly reduced.

Prior to the acquisition – in discussions with JVF – it became apparent to us that the JVF team was ideally suited to help Where Food Comes From get to where we wanted to go in terms of our increasing emphasis on driving technology innovation to better serve our customers and further distance us from our competition. JVF has a small but incredibly talented team of technologists who are intimately familiar with the wants and needs of agricultural producers and who share the entrepreneurial spirit that drives the teams at SureHarvest and the other units of Where Food Comes From. Moreover, we believe the costs of supporting our technological transformation would have been many times higher had we not acquired JVF. Like most of our acquisitions, the JVF team accepted a significant stock component in the transaction and therefore have some real skin in the game. They, like us, have a high degree of confidence that the direction in which we’re taking the Company is critical to creating added value for all shareholders.

To summarize, we believe the future of verification, certification, transparency and safety in the food and agricultural industry will be shaped by those companies who embrace and innovate technology, analytics and the data-driven solutions to drive product differentiation and consumer engagement. And that is our focus.

At the same time, we recognize there will always be an important human component to our business due to the nature of our customer base, which is comprised of fiercely independent farmers and ranchers. With this in mind, we remain committed to attracting, training and retaining the best people we can find.

I’ll close with a quick update on our Progressive Beef investment in Q3.

The Progressive Beef™ standard focuses on process control, food safety, animal care, sustainability and responsible antibiotic use. As we told you last quarter, our IMI Global unit is a long-term certifier for the program. What is new since last quarter is that Tyson Fresh Meats has become the first beef processor to license the program and has indicated its intent to steadily increase the number of program cattle they purchase on behalf of their retail and food service customers. Tyson is the largest beef processor in the country and a major supplier of beef to large retailers, restaurant chains and other food service customers. It is our hope that other large meat processors follow suit and that steady uptake of the program will lead to increased demand for our verification services.

So, with that, I’m now happy to take questions. Operator…

Question-and-Answer Session

Operator - Thank you. At this time, we will be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of [indiscernible] with RYS Advisors. Please proceed with your question.

Unidentified Analyst - Hey, good morning, guys. Would you mind talking about kind of growth prospects or maybe contrast the growth prospects for your various segments, and then maybe talk a little bit about why revenue decelerated this quarter? That's my first question. And if you don't mind just the second one. Can you also talk about your approach to sales and marketing and if there's opportunity to invest more to potentially drive further top line acceleration? Thanks.

John Saunders - Hey, Rafi, great questions. I think last quarter I really started to talk a lot about the innovation factor of what we're doing and the ability for our farm and ranch customers to easily or more easily I should say comply with many of the standards that we represent. So in that whole chain, I would say that we've probably invested a majority of our time and last couple quarters in and obviously through our M&A activity of JVF, and developing up to Sow platform, is that we believe that the SaaS model and developing tools that enable our producers to do that is a big part of our future and it's a big part of the stickiness of our business.

So that was a pivot for us, I've been pretty clear on that. I think from a revenue perspective, there was actually two events that occurred, one was I mentioned that we had to push about $70,000 worth of tag revenue into the fourth quarter and we also had a part of our SureHarvest units that extended some of the cost and flattened out those revenue services that I talked about I think last quarter. So it's been an impact that if you combine that with the fact that last year the third quarter of last year, China had just opened, so it was it was a record quarter for us as well so we're following that up with another record quarter. So I don't know since I see that it's maybe a little bit slower but if you look at the long term especially the nine month numbers, I would argue that our growth has been very significant.

The sales and marketing, we have a very direct approach to that and how we position each one of our units to offer the large CPG in food companies that we work with, a very efficient service, I'll again refer to Danone and what they're doing with their acquisition of Whitewave that over the last 12 months, we've increased the efficiency and the performance of what they're able to provide and the efficiency in which we're able to help them deliver on the promises that they've made to their consumers. And I would really suggest that you go and look at the long term focus of what Danone I think they're the largest company in the world right now, what they're focused on. And they're focused on consumers and the transparency and the sustainability of the way that they're producing the food, making sure that producers are getting a fair price for the products that they're producing.

All of which are things that we very much agree with and from our perspective does a small company in the way that we really have to attack the sales especially with these global companies. The way we do that is through co-engagement and co-marketing. And we've been able to grow the relationship with Danone. Year-over-year it's going around 10 year relationship that we've had with them, more and more products that they're selling they have, Where Food Comes From seal on their products. So we have a very, very focused and targeted sale structure even though you may not see a commercial on TV or even though we were on any those of you that flew on American Airline flights the last 2 months would have seen our ad that we were running. So we have a lot of different moving parts and the way that we again focus it is to look for those brands and as retailers that we believe as far as the things that we really believe in.

Unidentified Analyst - Perfect. Thank you. I'll hope back in the queue.

John Saunders - Thank you.

Operator - [Operator Instructions] Our next question comes from the line of Terry Thompson, a Private Investor. Please proceed with your question.

Terry Thompson - Hello, John, Leann, Dannette and Jay. And I'm curious if you've got any idea of any long term projections on what's going to be going on with the tariffs with China? It seems like things are starting to fall in place but I just wondered if you had any better inside?

John Saunders - I'll let Leann answer that that question, Terry. Good morning.

Terry Thompson - Good morning.

Leann Saunders - Good morning, Terry. How are you?

Terry Thompson - I am doing great.

Leann Saunders - Good. So similar to the kind of discussion we had last time, if the tag sales in China slightly with meat products based on the tariff, beef is held its own fairly well. I mean there's been some suppression but not significant, primarily because beef is more inelastic as a commodity than some of the core products, disaffected pork production more significantly. There's a lot of good things happening with negotiations with Europe right now. So that in coordination with what's going on with China. I think the long term trend is still positive. So we still see the packers looking to source product for China at the same rate that they were before. So unless something changes Terry, I think we're in a pretty good spot.

Terry Thompson - Great. I appreciate. I said it from what I've been able to get everything gets over to the media. But it seems like things the President's policies are starting to work the way he wants it to work. So thank you very much, appreciate the time and my best everybody, Merry Christmas to you all.

John Saunders - You too, Terry, Merry Christmas.

Operator - Our next question comes from the line of Peter Rabover with Artko Capital. Please proceed with your question.

Peter Rabover - Hey, guys. I was just curious maybe you could talk about more about your cattle tracking business and what's the state of that, what you think is going to get more wider option and I guess what you're seeing out there so anything you can comment on that, I would appreciate that?

John Saunders - Good question. Peter, is that right.

Peter Rabover - Yeah.

John Saunders - Okay. Yeah, I was thinking as Terry was asking the question about the tariffs related to China in beef. The limiting factor with China is interesting, it takes time to develop markets with the perishable product. So you just can't go in and assume that everybody in China that wants to potentially eat U.S. beef is even going to have access and they may not live in a city where there's a distribution network, so all of that takes time, so that's the limiting factor.

The other limiting factor is our beef producers, it's a very, very long process that it takes to get a beef animal ready for the markets such as China. So what we don't see a lot of beef producers jumping in and out of what we do. If your beef producer becomes kind of a core process within what you do, so you're going to do it next year the same way that you did it last year. And if you create an effective system which we've done, we've helped a lot of producers do with electronic identification and really just the whole processing because in many cases these ranches will all even come into contact with their cattle once or twice a year. So it's a very, very complex, it's a complex thing that we're working on to convert beef producers to do it.

And the typical way that we had a beef producer as my theme is in the coffee shop and they'll talk to their neighbor and then may will say what you've done with the idea, what you've done the traceability, and I was really worried about it. I don't know how it's going to affect what I was doing then I was going to have people get in my business and there was going to be a lot of repercussions and behold when I did it helped me do these other things and nobody ever showed up that was antagonistic. And that process takes a long time. So the peer producers out there that are willing to engage and have the capability to engage, it takes time to do that. So much more important factor within what we're doing right now it's really how do we innovate for those producers that we have and how do we keep making sure that the process it's easier, that's how we do it. And what I'm going to point to real quick Peter is that we're involved with the Texas traceability pilot project. I don't want to get too predominantly but those of you that are interested, I would suggest that you go online and look for two traceability pilot projects that are going on right now. One of which is in Kansas, one of which is in Texas, those are being funded by a consortium and private and public sources. And for the Texas pilot project, which we're the facilitators, we're developing the tool. What's the website?

Leann Saunders - I have to look at it.

John Saunders - So, look up the website, so you can go look it up. But this whole pilot project that we're involved with is exactly answering your question, Peter around how do we make the system work for beef producers and how we give them the tools and the mechanisms and really the economic infrastructure, the financial and infrastructure to get the benefit of doing what we do. And you like what the heck are you talking about. What I'm talking about is that, if you're not a beef producer that produces a 100 head of cattle a year which is and all and everybody's opinion that's involved in the industry a very large operation even though we have some that are tens of thousands. That if you're below that number as a producer, it's very difficult for you to market your animals. So you could potentially take them to a sale bar, but finding a major buyer of those cattle is very difficult depending on where you live than just a lot of different regional factors that beef concert deals.

So one of the things that we're really focused on is trying to make our services functional and affordable for smaller beef producers. So we spend a lot of time and you hear me talking about Sow Organic and trying to understand what that is. The best analogy that I can give everybody on the phone is that, if you're an organic producer which is the most complex certification that we do, you are essentially doing a second set of taxes, you're doing the work required to do whatever you do today in your taxes, your requirement as a small farmer potentially to do exact same amount of record keeping book work in audit with professionals like us. So I think it's easy to say well there is tool for people to be an organic farmer. Well, I'm trying to be an organic farmer and then you understand why it's so important and why it's such pivotal thing. And then on a parallel, a very different parallel but a very similar type of mindset is with the Texas traceability project, those beef producers aren't organic, they're trying to comply with source and age verification, potentially the China market, potentially the European market, potentially something more domestic like whole foods or other programs. It is not easy to do that.

So when we work through these solutions, software solutions that we're building, they're built for the future and they're going to be ruggedized and they're going to be functional and they're going to always adopt the new technology, like I spend a lot of time right now, we're working in just how to do make our software tools available over platforms like iTunes or Apple or other ways to make it easier for our producers to get the technology. And so we spend a significant amount of time doing exactly what you're talking about Peter. I hope that's important you with the details but you have a website here. We will figure out a way to get that out to folks so you can see it. But if you Google the Texas traceability pilot project, I'm sure you'll get there.

Peter Rabover - I guess I'm thinking more from the legislative aspect, so maybe I guess that I had an a follow-up the Prop 12 that just passed in California that they're demanding traceability and food sourcing, labeling, so how does that impact you in a positive way I suppose if you're out there and are there - do you see any legislative things on the drawing board that was mandate farmers having traceability that you're offering?

John Saunders - I apologize. Yeah, specifically the USDA is involved with the Texas traceability pilot project. So it's interesting thing that we have here Peter is that we are the only major beef exporting country that doesn't have a mandatory identification program. So even today, even though it's moving towards compliance, most producers that we work with are doing it from a voluntary position. So they're engaging because they want to be and the USDA recognize that. Yeah specifically, the Food Safety Modernization Act and GFSI and specifically two standards BRC and SQF, I would say are probably our fastest growing producer based and supplier based processing group meaning that FISMA was started at the retail level and moves backward through the supply chain. So now we're you know 3, 4, 5 years into the implementation of the way major companies would do that which means that our SQF business and our GFSI business and I think everybody else is increasing significantly because the implementation of is occurring.

So we see that state based, on one thing we are seeing from the state based perspective and California has always been a very unique spot for our producers and that's probably where we have one of the highest levels of uptake. But on a state-by-state basis, each state veterinarian and the rules are around potentially disease traceability, so if you're in Montana and there's disease issues, or other animal bone disease, then those states specifically have requirements the producers they have to meet. What we're seeing increasingly, very specifically are producer that says I'm shifting my cattle from Nebraska and the state that's need to have this kind of tag in them. And that it's almost always an official ADT tag. And that is definitely driving uptake with all of our producers and especially in cases where they don't necessarily know the end destination of the cattle that they're that they're identifying. So, yes.

Peter Rabover - I mean I guess, what's the number and I think it's ballpark like 15 million head of cattle in the United States, something like that I think you guys probably do?

John Saunders - It's actually about 100 million cattle in the United States, each year they produce all of those feed stock produce about 25 million. And there is a number of different sources but they come through what should take me way too long to explain to you, but some of them come through dairy and some of them come through actual cattle operations, ranches.

Peter Rabover - Okay, so 25 a year as I guess is the market. What do you think is the natural I guess market share for what you're doing, say you know 5-10 years from now like once all these adoptability standards are of that, like you know there's always going to be a number that just doesn't do it because they're not you know they don't need to do it but I guess we're all with that today that but that's I am trying to figure out your potential market size here?

John Saunders - Yeah, well first of all, it's such a unique environment that it's never been done before and it's never been done here in the United States. So every other country that has a big beef supply has mandatory requirement, so you have to put an ID in those animal's ears, okay. So in the United States, it's almost impossible for me to predict what that uptick is going to be. You know our 80 20 rule I think applies very much to what we do and that 20% percent of the producers will produce a vast majority of the beef. Our role I think potential long term is to be able to offer a solution that not only works for the larger producers but eventually the more important for the smaller teams because it's so difficult for them to comply. There's 800,000 beef producers in the United States as you say they produce about 25 million, where we're going to probably be about less than 5% of them but I will tell you that we are the major, we're probably more than 90% of all of the source verify ID tag that are being sold in the beef industry. So I [Technical Difficulty] when those will come on board, I think there will be some kind of that moves it quicker for a larger group of producers.

But much more importantly to me and to everybody on this call is that I can guarantee that when it does happen, we will be the company that benefits the most from that. And will be among the tables to provide producers the best solution to comply that's going to generate a return on their investment, which I'll say at the end of the out - go ahead.

Peter Rabover - Now, well that's the part of that is about the California Prop 12 and I think it's got 12. You know that seems like a pretty big catalyst, so I'm just kind of curious you know why it isn't or you know usually you know state like California or Texas when they make some sort of rule whether it's in education or anything else, the rest of the country tends to follow, so I am just kind of curious what your thought on the passing of that prop is and how that affects your business and more specifically towards the cattle thing?

John Saunders - Yeah, there's no question that all of - anything in that direction that requires a regulatory component to what a farmer rancher has to do is to our benefit. I'll say though and so fast but it's necessarily to the producers benefit. And one of the things that I think you have to recognize is that as things get more regulatory in a specific state, farmers and ranchers typically don't move there and start up new operations. So I think what happens since that and what you'll see is that yeah there may be something that would impact a specific part of beef production in California but that probably just means that as a result of that more and more farmers and ranchers will move out of California. So, yes it's a good opportunity for us but the whole opportunity is decreased because it's hard to be a farmer.

Peter Rabover - Got it. Okay, I understand. Thanks, I'll hope off then.

John Saunders - You bet, great question.

Operator - Our next question is a follow-up from [indiscernible] with RYS Advisors. Please proceed with your question.

Unidentified Analyst - Hey guys, thanks for taking my second question. And we've already touched on the bit but maybe could you talk a little bit about how you're thinking about the long term software opportunity in verification and what the size the price could be? And then just a follow-up to that you know in terms of your go-to market-strategy there it sounds like you're open to working with other verification providers, is that kind of the main kind of go-to-market?

John Saunders - Yeah I'll answer that second one first. There is a definite collaboration component to all of the verification that we do because you have to provide that transparency to a future provider of a service to a producer. We can't withhold that information just to keep a producer here or not to let them go. So there is a genetic makeup around collaboration, I will say that there are cases where there are other companies and other providers that serve to keep that we believe don't have the same level of veracity in their verification systems. And the authenticity or the lack of conflict within that standard is a problem and we may not on a case by case basis agree to work with them.

But in general, yes and we long talked about verification seal that is Where Food Comes From that there is the potential and we do it quite often that other companies provide the core verification or retailer or brand in order to bear that the Where Food Comes From logo. And again that's fairly typical, that's something that I'd so would allow USDA almost all standard setting value to allow for that type of cross-pollination.

And ask the first question again.

Unidentified Analyst - Yeah, just in terms of you know how you're thinking about as a long term opportunity in software within the verification market and you know what the size of the prize could be in that market?

John Saunders - Yeah, there's 2 million people in the United States that produce food. 800,000 of them I mentioned are beef producers and then there's you know - so that is the market and maybe they would be I think you know willing to pay something that would be similar to like a Turbo Tax or you know you name the software applications. You can do the number on what that potential is. Secondarily and this has been with our acquisition in SureHarvest all of those producers in one way or another are represented by producer groups. And beef industry specifically it's a group called the National Cattlemen's Beef Association among others and producers congregate and that producer group provide services and information to those producers and to the consumers of those products. So Got Milk, beef it's what's for dinner, all of those campaigns are represented about that where the industry gets together and they just sell beef, they don't sell Tyson beef, they sell everybody's beef. We see those groups and there's probably three dozen of them across the United States as a very significant customer group and base for us with the with the software tools that SureHarvest is able to deliver.

So I've talked about the Almond Board and others that SureHarvest provides a tool for them to benchmark their producers and their industry against primarily against themselves but and to help them to market those group. So those two key customer groups that what we see as a market opportunity you know some of those customers are very large like the Almond Board and some of them are really small. So it's hard for me to say how much necessarily the business opportunity is. But again and this is a key component of everything that we do around the technology and SaaS is that we're looking at that customer whether it's a producer, it's a farmer, rancher or an industry association as a long term partner and one that we're helping them in a long term strategy. So our ability to maintain that customer is almost as important as what financial revenues we're able to generate specifically from that relationship.

Unidentified Analyst - Got it. Super helpful. And just one more question, just a bit of confusion I have on the industry. I guess you talked about you know some of the large kind of the European players in the verification world, my understanding is because most of those companies are more kind of a lab based in terms of the testing they do is primarily kind of and within the lab setting. And I am just wondering within kind of organic certification of the other sort of verifications, you do - does the lab play a big role or is that not relevant in your markets?

John Saunders - Good question. Yeah, you're right. Almost all major certification, all tech companies have a lab component and it varies on the degree to which those companies own that or they outsource it. So we can come up with literally could probably come up with 10 different examples of certification companies that either own the testing that they're doing which ranges from, it's everything, it ranges from food safety to just you know chemical analysis and the lack of pesticides or GM type of products. So it's a wide range and some of the industries are really new, some are very, very mature, so it's hard to kind of pickup that. Our position has been that we've seen an evolution within markets that we address like organic and GM testing, there's several that we do. Again I don't know that I could go into all the detail, but we're testing for a lot of different types of things and we're working with labs.

The reason we haven't gone further with that is that we've almost always done that when we do an analysis that the margins on the testing and the competitive nature and the commoditization of that testing almost always means that if - here's the example, if you're verification company, it's a question whether you buy or get into the testing in the lab work. If you are a lab and you are testing stuff, there is no question that you're going to try to get into auditing and verification because it's a much more profitable, much more integrated business opportunity. So as just on the basic merits, doing a lab test or conducting an audit or doing verification. So we haven't found the right situation to that and perhaps we will, we continue to look at those opportunities but it's not something that I would say you would see in short term.

Unidentified Analyst - Basically the certification that's not required for certification in the U.S. market?

John Saunders - It can be. Again that's what I am saying, there's some many different examples, there's certain things that, yes there are, but there's other things that maybe or it's done in the in a different way or a specific standard has requirements that don't necessarily involve a lab. You can get around that other ways or you can address that issue in other ways.

Operator - [Operator Instructions]

John Saunders - Great. Well, thanks everybody for taking time to get on the call today. Looking forward to a really good fourth quarter and we'll talk after the first of the year. Thank you.

Operator - This concludes today's conference. You may now disconnect your lines. Thank you for your participation.